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                                                                         SEQ #36

                               OPERATING AGREEMENT

                                       OF

                         EXELON GENERATION COMPANY, LLC

                   (A PENNSYLVANIA LIMITED LIABILITY COMPANY)



                  THIS OPERATING AGREEMENT OF EXELON GENERATION COMPANY, LLC (this "Agreement") is executed as of January 1, 2001 by PECO Energy Company (the "Member"). The Member, intending to be legally bound, hereby states the terms of its agreement as to the affairs of, and the conduct of the business of, a limited liability company (the "Company") to be managed by the Member, as follows:

                                      ARTICLE 1
                        FORMATION, PURPOSE AND DEFINITIONS

                  1.1 ESTABLISHMENT OF LIMITED LIABILITY COMPANY. The Member has caused a limited liability company to be established and organized on or about December 27, 2000 pursuant to the provisions of the Pennsylvania Limited Liability Company Law of 1994, as amended (the "Act"), to carry on a business for profit. This Agreement, in accordance with the Act, states terms relating to the governance and business affairs of the Company. The Member is hereby admitted to membership in the Company and, as provided in SECTION 5.2 until this Agreement is amended appropriately to contemplate the admission of additional members and their right to conduct the Company's business, the Member shall be the sole member of the Company.

                  1.2 NAME. The name of the Company is Exelon Generation Company, LLC. The Company may conduct its activities under any other permissible name designated by the Member. The Member shall be responsible for complying with any registration requirements if an alternate name is used.

                  1.3 PRINCIPAL PLACE OF BUSINESS OF THE COMPANY. The principal place of business of the Company shall be located at 300 Exelon Way, Kennett Square, Chester County, Pennsylvania 19348, or at such other or additional locations as the Member, in its discretion, may determine. The registered agent for the service of process, if any, and the registered office of the Company shall be the person (if any) and location stated in the Company's Certificate of Organization filed with the Pennsylvania Department of State. The Member may, from time to time, change such registered agent and registered office, by appropriate filings as required by law.

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                  1.4 PURPOSE. The Company's purpose shall be to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

                  1.5 DURATION. Unless the Company shall be earlier terminated in accordance with Article 7, it shall continue in existence in perpetuity.

                  1.6 OTHER ACTIVITIES OF MEMBER. The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company.

                  1.7 FEDERAL INCOME TAX STATUS. The Company has been structured to qualify as an entity that will not be required to pay income tax at the state or federal level.


                                   ARTICLE 2
                             CAPITAL CONTRIBUTIONS

                  2.1 CAPITAL CONTRIBUTIONS. The Member, as its contribution to the capital of the Company, hereby contributes $1,000 to the Company. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to SECTION 3.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member's obligations under this SECTION 2.1.

                  2.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as provided in
SECTION 2.1, the Member may, but shall not be required to, make additional capital contributions to the Company.

                  2.3 LIMITATION OF LIABILITY OF MEMBER. The Member shall not have any liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member's capital contribution, except as may be expressly required by this Agreement or applicable law.

                  2.4 LOANS. If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

                                    ARTICLE 3
                                 DISTRIBUTIONS

                  3.1 DISTRIBUTIONS. The Company shall make cash distributions to the Member at the times and in the manner that the Member deems appropriate and as permitted by law.


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                                    ARTICLE 4
                         RIGHTS AND DUTIES OF THE MEMBER

                  4.1 MANAGEMENT. The business and affairs of the Company shall be managed solely by the Member. In doing so, the Member shall not be deemed a "manager" within the meaning of the Act. The Member shall direct, manage, and control the business of the Company to the best of the Member's ability.

                  4.2 ACTION BY WRITTEN CONSENT. Any action by the Member may be taken in the form of a written consent rather than at a Member's meeting. The Company shall maintain a permanent record of all actions taken by the Member.

                  4.3 POWERS OF THE MEMBER. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the Commonwealth of Pennsylvania. Without limiting the generality of the foregoing, the Member shall have the specific power and authority to cause the Company, in the Company's own name:

                           (a) To sell or otherwise dispose of all or
                  substantially all of the assets of the Company (or a substantial portion of the assets) as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

                           (b) To execute all instruments and documents,
                  including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Member, to the business of the Company;

                           (c) To enter into any and all other agreements on
                  behalf of the Company, with any other person for any purpose, in such form as the Member may approve;

                           (d) To make distributions in accordance with SECTION
                  3.1; and

                           (e) To do and perform all other acts as may be
                  necessary or appropriate to the conduct of the Company's business.

Unless authorized in writing to do so by this Agreement or by the Member, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.


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                  4.4 OFFICERS AND AGENTS. The Company may have such officers and agents with such respective rights and duties as the Member may from time to time determine. The Member may delegate to one or more agents, officers, employees or other persons (who shall not be deemed "managers" within the meaning of the Act) any and all powers to manage the Company that the Member possesses under this Agreement and the Act.

                  4.5 MEMBER HAS NO EXCLUSIVE DUTY TO COMPANY. The Member shall not be required to manage the Company as its sole and exclusive function and, as provided in SECTION 1.6, it may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Member or to the income or proceeds derived from such investments or activities. The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

                  4.6 INDEMNIFICATION. The Member shall, and any officer, employee or agent of the Company may in the Member's absolute discretion, be indemnified by the Company to the fullest extent permitted by Section 8945 of the Act and as may be otherwise permitted by applicable law.


                                    ARTICLE 5
                        TRANSFER OF MEMBERSHIP INTERESTS

                  5.1 GENERAL RESTRICTION. Until and unless this Agreement is appropriately amended to contemplate the admission of additional members, the Member may not transfer, whether voluntarily or involuntarily, any portion of its membership interest in the Company; provided, however, that the Member may assign or otherwise transfer, as a whole or in one or more partial or successive assignments or transfers, its membership interest to any direct or indirect subsidiary of the holding company of which the Member is then a direct or indirect subsidiary or to such holding company ("Permitted Transfers") and following any such Permitted Transfer(s), such permitted transferee shall be considered hereunder and for all purposes under the Act as the Member. For purposes of this Agreement, a "transfer" includes, but is not limited to, any sale, assignment, gift, exchange, pledge, hypothecation, collateral assignment or creation of any security interest.

                  5.2 SINGLE MEMBER. Until and unless this Agreement is appropriately amended to contemplate the admission of additional members, the Company shall at all times have only one Member.


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                                    ARTICLE 6
                           DISSOCIATION OF THE MEMBER

                  6.1 DISSOCIATION. The Member shall not be entitled voluntarily to withdraw, resign or dissociate from the Company or assign his membership interest prior to the dissolution and winding-up of the Company, and any attempt by the Member to do so shall be ineffective; provided, however, that "Permitted Transfers" under SECTION 5.1 shall not be a violation of this SECTION 6.1.

                                    ARTICLE 7
                          DISSOLUTION AND LIQUIDATION

                  7.1 EVENTS TRIGGERING DISSOLUTION. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following ("Liquidating Events"):

                           (a) the written consent of the Member; or

                           (b) the entry of a decree of judicial dissolution
                  under Section 8972 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member's becoming bankrupt or executing an assignment for the benefit of creditors and any such bankruptcy or assignment shall not effect a transfer of any portion of Member's membership interest in the Company.


                  7.2 LIQUIDATION. Upon dissolution of the Company in accordance with SECTION 7.1, the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

                           (a) to creditors, including the Member if it is a
                  creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Section 8932 or 8933 of the Act; and then

                           (b) to the setting up of any reserves in such amount
                  and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then


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                           (c) to the Member, which liquidating distribution may
                  be made to the Member in cash or in kind, or partly in cash and partly in kind.

                  7.3 CERTIFICATE OF DISSOLUTION. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company's affairs and business, the Member shall on behalf of the Company prepare and file a certificate of dissolution with the Pennsylvania Department of State, if and as required by the Act. When such certificate is filed, the Company's existence shall cease.


                                    ARTICLE 8
                          ACCOUNTING AND FISCAL MATTERS

                  8.1 FISCAL YEAR. The fiscal year of the Company shall be the calendar year.

                  8.2 METHOD OF ACCOUNTING. The Member shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with sound accounting principles consistently applied.

                  8.3 FINANCIAL BOOKS AND RECORDS. All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as specified by the Member.


                                    ARTICLE 9
                                  MISCELLANEOUS

                  9.1 BINDING EFFECT. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and, subject to Article 5, its successors and assigns.

                  9.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

                  9.3 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  9.4 GENDER. As used in this Agreement, the masculine gender shall include the feminine and the neuter, and vice versa, and the singular shall include the plural.

                  IN WITNESS WHEREOF, the Member has signed this instrument as of the date first written above.


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                                              PECO ENERGY COMPANY


                                              By:      /s/ Edward J. Cullen, Jr.
                                              Name:    Edward J. Cullen, Jr.
                                              Title:   Authorized Person















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